Free Writing Prospectus
Filed Pursuant to Rule 433
Dated September 10, 2025
Registration Statement Nos. 333-278415 and 333-278415-01

**PRICING DETAILS** $900 million Verizon Master Trust ("VZMT") Series 2025-7 (Device Payment Plans)

Joint Bookrunners : Wells Fargo Securities (Str), BNP Paribas, Mizuho, and TD Securities
Co-Managers : Scotiabank, Loop Capital, and Siebert Williams

SERIES	CLS	AMT($MM)	WAL	P.WIN	F/S	ARD	L-FINAL	BENCH	SPD	YLD%	CPN%	$PRICE
2025-7	A-1a	601.430	2.93	36-36	AAA/AAA	08/21/28	08/20/31	I-CRV	+ 52	4.000	3.960	99.98041
2025-7	A-1b	200.470	2.93	36-36	AAA/AAA	08/21/28	08/20/31	SOFR30A	+ 52			100.00000
2025-7	B	61.310	2.93	36-36	AA/AA	08/21/28	08/20/31	I-CRV		RETAINED
2025-7	C	36.790	2.93	36-36	A+/A	08/21/28	08/20/31	I-CRV	+ 97	4.450	4.400	99.97441

-Transaction Details-
Deal Size: $900,000,000
Registration: SEC Registered
ERISA Eligible: Yes
RR Compliance: US-Yes, EU-No, UK-No
Expected Ratings: Fitch / S&P
Expected Settlement: 09/16/25
First Pay Date: 10/20/25
Pricing Speed: 100% PPC
Min Denoms: $1k x $1k
Bloomberg Ticker: VZMT 2025-7
Bill & Deliver: Wells Fargo Securities

-Available Materials-
Preliminary Prospectus and FWP: (attached)
Intex CDI File: (attached)
Intexnet Dealname: wsvzmt202507; Password: U33V

Deal Roadshow: www.dealroadshow.com; Password: SundayTktOnUs
Direct Link: https://dealroadshow.com/e/SundayTktOnUs

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If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you may obtain these documents from your sales representative, by calling 1-800-645-3751 or visiting www.sec.gov.